                             YORK TECHNOLOGIES INC.
                      Suite 402, 609 West Hastings Street,
                          Vancouver, British Columbia,
                                 Canada, V6B 4W4
                                 (604) 233-6404



July 19, 2001

VIA EDGAR AND BY MAIL

U.S. SECURITIES AND EXCHANGE COMMISSION
Division of Corporate Finance
Mail Stop 0304
Washington, D.C. 20549

Attention: John D. Reynolds, Assistant Director, Office of Small Business

Dear Sirs/Mesdames:

RE:      REQUEST FOR WITHDRAWAL
         York Technologies, Inc.
         File Number 0-32791
         File Date: - May 22, 2001
         Registration Statement on Form 10-SB

We advise that we are unable to respond to your comments within the required time. Accordingly, we hereby request the withdrawal of the previously filed Form 10-SB so that we can amend the registration statement.


                                                     Yours very truly,

                                                     YORK TECHNOLOGIES, INC.

                                                     "Ian D. Lambert"

                                                     Ian D. Lambert
                                                     President